CERTIFICATE OF DESIGNATION OF RIGHTS AND PREFERENCES

FOR SERIES H CONVERTIBLE PREFERRED STOCK

OF

PURESAFE WATER SYSTEMS, INC.

PureSafe Water Systems, Inc., a Delaware corporation (the “Company”), does hereby certify:

FIRST: That pursuant to authority expressly vested in it by the Articles of Incorporation of the Company, the Board of Directors of the Company has adopted the following resolution establishing a new series of Preferred Stock of the Company, consisting of one thousand (1,000) shares designated “Series H Preferred Stock,” with such powers, designations, preferences, and relative participating, optional, or other rights, if any, and the qualifications, limitations, or restrictions thereof, as are set forth in the resolutions:

RESOLVED, that, pursuant to authority expressly vested in it by the Certificate of Incorporation, the Board of Directors hereby approves the designation and issuance of the Series H Convertible Preferred Stock (the “Series H Preferred Stock”) according to the terms and conditions as set forth in the Certificate of Designations attached to these resolutions and authorizes and instructs the Executive Officers to proceed in filing the Certificate of Designations with the State of Delaware and to take such other action as shall be appropriate in connection with the issuance of the Series H Preferred Stock.

SECOND: That said resolutions of the directors of the Company were duly adopted in accordance with the provisions of the Delaware Revised Statutes.

IN WITNESS WHEREOF, the undersigned hereby affirms, under penalties of perjury, that the foregoing instrument is the act and deed of the Company and that the facts stated therein are true.

Dated as of the 13th day of June, 2014.

PURESAFE WATER SYSTEMS, INC.,
a Delaware corporation

By:	/s/ Leslie Kessler
Name:	Leslie Kessler
Title:	Chief Executive Officer

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EXHIBIT A

SERIES H CONVERTIBLE PREFERRED STOCK TERMS

Section 1. Designation, Amount and Par Value. The series of preferred stock shall be designated as the Series H Convertible Preferred Stock (the “Series H Preferred Stock”), and the number of shares so designated and authorized shall be one thousand (1,000). Each share of Series H Preferred Stock shall have a par value of $0.001 per share and a stated value of $25,000.00 per share (the “Stated Value”).

Section 2. Distributions.

So long as any shares of Series H Preferred Stock remain outstanding, neither the Company nor any subsidiary thereof shall, without the consent of the Holders of ninety percent (90%) of the shares of Series H Preferred Stock then outstanding (the “Requisite Holders”), (a) redeem, repurchase or otherwise acquire directly or indirectly any Junior Securities (as defined in Section 8), (b) directly or indirectly pay or declare any dividend or make any distribution upon, nor shall any distribution be made in respect of, any Junior Securities, or (c) set aside any monies to the purchase or redemption (through a sinking fund or otherwise) of any Junior Securities.

Section 3. Voting Rights; Negative Covenants. The Series H Preferred Stock shall have the right to vote together with holders of Common Stock, on an as “converted basis”, on any matter that the Company’s shareholders may be entitled to vote on, either by written consent or by proxy. So long as any shares of Series H Preferred Stock are outstanding, the Company shall not and shall cause its subsidiaries not to, without the affirmative vote of the Requisite Holders, (a) alter or change adversely the powers, preferences or rights given to the Series H Preferred Stock, (b) alter or amend this Certificate of Designation, (c) amend its certificate of incorporation, bylaws or other charter documents so as to affect adversely any rights of any Holders of the Series H Preferred Stock, (d) increase the authorized or designated number of shares of Series H Preferred Stock, (e) issue any additional shares of Series H Preferred Stock (including the reissuance of any shares of Series H Preferred Stock converted for Common Stock), (f) issue any Senior Securities, or (g) enter into any agreement with respect to the foregoing.

Section 4. Liquidation. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary or a Sale (as defined below) (a “Liquidation”), the holders of the Series H Preferred Stock shall be entitled to receive out of the assets of the Company, whether such assets are capital or surplus, for each share of Series H Preferred Stock an amount equal to the Stated Value, and all other amounts in respect thereof then due and payable prior to any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of Series H Preferred Stock shall be distributed among the holders of Series H Preferred Stock ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. The Company shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each record Holder of Series H Preferred Stock. A “Sale” shall mean a sale of the majority of assets, a merger (other than where the Company is the surviving entity) or consolidation by the Company with another corporation or other entity.

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Section 5. Conversion.

(a) Conversion at Option of Holder. At the option of the Holder, at any time and from time to time after the issuance of the Series H Preferred Stock, the shares of Series H Preferred Stock shall be convertible into shares of Common Stock by dividing the aggregate Stated Value of the number of shares of Series H Preferred Stock to be converted by the average of the closing bid prices for the Common Stock during the calendar month immediately preceding the Issuance Date (“Conversion Ratio”) on the principal market as reported by the reporting service. To effect a conversion of Converted Shares, the Holder must deliver or fax an executed Notice of Conversion in the form attached hereto as Exhibit A (“Notice of Conversion”) to the Company, Attn: CEO, as provided in this Paragraph. The Notice of Conversion shall be executed by the Holder of one or more shares of Series H Preferred Stock (such Holder, a “Converting Holder”) and shall indicate such Holder’s intention to convert the specific number of Converted Shares, representing all or a portion of the Holder’s shares of Series H Preferred Stock. The date of conversion (the “Conversion Date”) shall be deemed to be the date on which the Holder faxes or otherwise delivers a Notice of Conversion to the Company, provided that, if the Notice of Conversion represents the conversion of all of the then Unconverted Preferred Stock of the Holder, the Holder must deliver to the Company the certificate or certificates representing all of the Holder’s Series H Preferred Stock no later than five (5) Trading Days thereafter. Each Conversion Notice shall specify the number of shares of Series H Preferred Stock to be converted, the date on which such conversion is to be effected, which date may not be prior to the date the Holder delivers such Conversion Notice (the “Conversion Date”). If no Conversion Date is specified in a Conversion Notice, the Conversion Date shall be the date that the Conversion Notice is delivered pursuant to this Section 5(a).

(b) Not later than five (5) Trading Days after a Conversion Date, the Company will deliver to the Holder a certificate or certificates representing the number of shares of Common Stock being issued upon the conversion of shares of Series H Preferred Stock. The Company shall, upon request of the Holder, use reasonable efforts to deliver any certificate or certificates required to be delivered by the Company under this Section electronically through the Depository Trust Company or another established clearing corporation performing similar functions.

(c) DWAC Certificate Delivery. In lieu of delivering physical certificates representing the Common Stock issuable upon conversion, provided the Company’s transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer program, upon request of a Converting Holder and his/her compliance with the provisions contained in this paragraph, so long as the certificates therefor do not bear a legend and the Converting Holder thereof is not obligated to return such certificate for the placement of a legend thereon, the Company shall use its best efforts to cause its transfer agent to electronically transmit the Common Stock issuable upon conversion to the Converting Holder by crediting the account of Converting Holder’s prime broker with DTC through its Deposit Withdrawal Agent Commission system. It shall be the Holder’s obligation to obtain any required medallion guarantee and to be responsible for any applicable prospectus delivery requirements.

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(d) Conversion in Bankruptcy. The Holder of any Series H Preferred Stock shall be entitled to exercise its conversion privilege with respect to the Series H Preferred Stock notwithstanding the commencement of any case under 11 U.S.C. §101 et seq. (the “Bankruptcy Code”). In the event the Company is a debtor under the Bankruptcy Code, the Company hereby waives, to the fullest extent permitted, any rights to relief it may have under 11 U.S.C. §362 in respect of such Holder’s right to convert the Series H Preferred Stock. The Company agrees, without cost or expense to such Holder, to take or to consent to any and all action necessary to effectuate relief under 11 U.S.C. §362.

(e) If at any time conditions shall arise by reason of action taken by the Company which in the reasonable opinion of the Board of Directors are not adequately covered by the other provisions hereof and which would be reasonably expected to adversely affect the rights of the holders of Series H Preferred Stock (different than or distinguished from the effect generally on rights of holders of any class of the Company's capital stock) or if at any time any such conditions would be reasonably expected to arise by reason of any action contemplated by the Company, the Company shall mail a written notice briefly describing the action contemplated and the adverse effects of such action on the rights of the holders of Series H Preferred Stock at least 30 calendar days prior to the effective date of such action, and an Appraiser selected by the holders of majority in interest of the Series H Preferred Stock shall give its opinion as to the adjustment, if any (not inconsistent with the standards established in this Section 5), of the Conversion Price (including, if necessary, any adjustment as to the securities into which shares of Series H Preferred Stock may thereafter be convertible) and any distribution which is or would be required to preserve without diluting the rights of the holders of shares of Series H Preferred Stock; provided, however, that the Company, after receipt of the determination by such Appraiser, shall have the right to select an additional Appraiser, in good faith, in which case the adjustment shall be equal to the average of the adjustments recommended by each such Appraiser. The Board of Directors shall make the adjustment recommended forthwith upon the receipt of such opinion or opinions or the taking of any such action contemplated, as the case may be; provided, however, that no such adjustment of the Conversion Price shall be made which in the opinion of the Appraiser(s) giving the aforesaid opinion or opinions would result in an increase of the Conversion Price to more than the Conversion Price then in effect.

(d) The Company covenants that it will at all times reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of Series H Preferred Stock, as herein provided, free from preemptive rights or any other actual or contingent purchase rights of persons other than the holders of Series H Preferred Stock, not less than 100% of such number of shares of Common Stock as shall be issuable (taking into account the adjustments and restrictions of Section 6 upon the conversion of all outstanding shares of Series H Preferred Stock hereunder. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid and nonassessable.

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(e) The issuance of certificates for shares of Common Stock on conversion of Series H Preferred Stock shall be made without charge to the Holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such shares of Series H Preferred Stock so converted and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

(f) Any and all notices or other communications or deliveries to be provided by the Holders of the Series H Preferred Stock hereunder, including, without limitation, any Conversion Notice, shall be in writing and delivered by facsimile, sent by a nationally recognized overnight courier service, or sent by certified or registered mail, postage prepaid, addressed to the attention of the President of the Company at the facsimile telephone number or address of the principal place of business of the Company. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered by facsimile, sent by a nationally recognized overnight courier service or sent by certified or registered mail, postage prepaid, addressed to each Holder of Series H Preferred Stock at the facsimile telephone number or address of such Holder appearing on the books of the Company, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 5:00 p.m. (New York time), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 5:00 p.m. (New York time) on any date and earlier than 11:59 p.m. (New York time) on such date, (iii) four days after deposit in the United States mails, (iv) the Business Day (as defined in Section 8) following the date of mailing, if send by nationally recognized overnight courier service, or (v) upon actual receipt by the party to whom such notice is required to be given.

Section 6. Adjustments to Conversion Ratio.

(a) The Conversion Ratio shall be subject to adjustment from time to time as follows:

(i) Sale. If, for as long as any shares of Series H Preferred Stock remain outstanding, the Company enters into a merger (other than where the Company is the surviving entity) or consolidation with another corporation or other entity (collectively, a "Sale"), the Company will require, in the agreements reflecting such transaction, that the surviving entity and, if an entity different from the successor or surviving entity, the entity whose capital stock or assets the holders of Common Stock of the Company are entitled to receive as a result of such transaction, expressly assume the obligations of the Company hereunder. Notwithstanding the foregoing, if the Company enters into a Sale and the holders of the Common Stock are entitled to receive stock, securities or property in respect of or in exchange for Common Stock, then as a condition of such Sale, the Company and any such successor, purchaser or transferee will agree that the Series H Preferred Stock may thereafter be converted on the terms and subject to the conditions set forth above into the kind and amount of stock, securities or property receivable upon such merger, consolidation or transfer by a Holder of the number of shares of Common Stock into which then outstanding shares of Series H Preferred Stock might have been converted immediately before such merger, consolidation or transfer, subject to adjustments which shall be as nearly equivalent as may be practicable. In the event of any such proposed Sale, the Holder hereof shall have the right to convert all of any of the outstanding Series H Preferred Stock by delivering a Notice of Conversion to the Company within 15 days of receipt of notice of such Sale from the Company.

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(ii) Spin Off. If, for as long as any shares of Series H Preferred Stock remain outstanding the Company consummates a spin off or otherwise divests itself of a part of its business or operations or disposes of all or of a part of its assets in a transaction (the “Spin Off”) in which the Company, in addition to or in lieu of any other compensation received by the Company for such business, operations or assets, causes securities of another entity (the “Spin Off Securities”) to be issued to security holders of the Company, then the Company shall cause to be reserved Spin Off Securities equal to the number thereof which would have been issued to all Holders had all shares of Series H Preferred Stock outstanding on the record date (the “Record Date”), for determining the amount and number of Spin Off Securities to be issued to security holders of the Company (such outstanding shares of Series H Preferred Stock, the “Outstanding Preferred Stock”), if all Shares of Series H Preferred Stock had been converted as of the close of business on the Trading Day immediately before the Record Date (the “Reserved Spin Off Securities”);

(iii). Stock Splits, etc. If, at any time while any shares of Series H Preferred Stock remain outstanding, the Company effectuates a stock split or reverse stock split of its Common Stock or issues a dividend on its Common Stock consisting of shares of Common Stock, the Conversion Ratio and any other amounts calculated as contemplated by this Certificate of Designations shall be equitably adjusted to reflect such action. By way of illustration, and not in limitation, of the foregoing (a) if the Company effectuates a 2:1 split of its Common Stock, thereafter, with respect to any conversion for which the Company issues shares after the record date of such split, the Conversion Ratio shall be adjusted to equal one-half of what it had been calculated to be immediately prior to such split; (b) if the Company effectuates a 1:10 reverse split of its Common Stock, thereafter, with respect to any conversion for which the Company issues shares after the record date of such reverse split, the Conversion Ratio shall be adjusted to equal ten times what it had been calculated to be immediately prior to such split; and (c) if the Company declares a stock dividend of one share of Common Stock for every 10 shares outstanding, thereafter, with respect to any conversion for which the Company issues shares after the record date of such dividend, the Conversion Ratio shall be adjusted to equal such amount multiplied by a fraction, of which the numerator is the number of shares (10 in the example) for which a dividend share will be issued and the denominator is such number of shares plus the dividend share(s) issuable or issued thereon (11 in the example).

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(iv). Notice of Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Ratio pursuant to this Section 6, the Company, at its expense, shall promptly compute such adjustment or readjustment and prepare and furnish to each Holder of Series H Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any Holder of Series H Preferred Stock, furnish to such Holder a like certificate setting forth (a) such adjustment or readjustment, (b) the Conversion Ratio in effect at the time and (c) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of a share of Series H Preferred Stock.

Section 7. Status as Stockholder. Upon submission of a Notice of Conversion by a Holder of Series H Preferred Stock, (i) the shares covered thereby shall be deemed converted into shares of Common Stock and (ii) the holder’s rights as a Holder of such converted shares of Series H Preferred Stock shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Company to comply with the terms of this Certificate of Designations.

Section 8. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Business Day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close.

“Common Stock” means the common stock, $.001 par value per share, of the Company, and stock of any other class into which such shares may hereafter have been reclassified or changed.

“Issuance Date” means the date printed on the certificate(s) evidencing the issuance of the Series H Preferred Stock.

“Holder” means a registered holder of a share or shares of Series H Preferred Stock.

“Junior Securities” means (i) any class or series of capital stock of the Company authorized prior to the filing of this Certificate of Designations that, by its terms, ranks junior to the Series H Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary and (ii) all classes or series of capital stock of the Company authorized after the filing of this Certificate of Designations, unless consented to as provided herein in each instance, each of which shall rank junior to the Series H Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

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“Liquidation Preference” means, with respect to a share of Series H Preferred Stock, an amount equal to the Stated Value thereof, plus the accrued and unpaid dividends thereon through the date of final distribution.

“Person” means an individual or a corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

“Reporting Service” means Bloomberg L.P., or if same is not available, a nationally recognized reporting service.

“Senior Securities” means each class or series of capital stock of the Company authorized prior to the original filing of this Certificate of Designations that, by its terms, is senior to the Series H Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

“Trading Day” means (a) a day on which the Common Stock is traded on the OTC Bulletin Board or other stock exchange or market on which the Common Stock has been listed, or (b) if the Common Stock is not quoted on the OTC Bulletin Board, a day on which the Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices)

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EXHIBIT B

NOTICE OF CONVERSION

(To be executed by the registered holder

to convert shares of Series H Preferred Stock)

The undersigned hereby elects, in accordance with the terms and conditions of the Certificate of Designation, to convert the number of shares of Series H Preferred Stock indicated below, into shares of Common Stock, par value $0.001 per share (the “Common Stock”), of PureSafe Water Systems, Inc. (the “Company”), as of the date written below. If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the undersigned for any conversion, except for such transfer taxes, if any.

Conversion calculations:

______________________________________________________

Date to effect conversion

______________________________________________________

Number of shares of Series ____ Preferred Stock to be converted

______________________________________________________

Number of shares of Common Stock to be issued

______________________________________________________

Applicable conversion price

______________________________________________________

Name of Holder

______________________________________________________

______________________________________________________

Address of Holder

__________________________________

Authorized Signature

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